FREE WRITING PROSPECTUS Dated March 21, 2017	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-05

$1+Bln Ally Auto Receivables 2017-2

$964.48mm (offered) Ally Auto Receivables 2017-2

Jt-Leads: BofAML(struc), Citi, SocGen

Co-Mgrs: BMO, MUFG, PNC, Scotia, USB

Class	Note Amt (mm)	Offered Amt (mm)	WAL	MDY/FTCH	Win	L.Final	Bench	Spd	YLD	CPN	$PRICE
A-1	$260.00	$247.000	0.29	P-1/F1+	1-8	4/16/18	YLD		1.050		100.00000
A-2	$316.37	$300.550	1.05	Aaa/AAA	8-19	11/15/19	EDSF	+9	1.504	1.49	99.99037
A-3	$316.37	$300.550	2.26	Aaa/AAA	19-38	8/16/21	ISWP	+13	1.792	1.78	99.98821
A-4	$70.00	$66.500	3.33	Aaa/AAA	38-41	3/15/22	ISWP	+27	2.111	2.10	99.99434
B	$21.42	$20.34	3.38	Aa3/AA+	41-41	6/15/22	ISWP	+50	2.348	2.33	99.97864
C	$17.85	$16.950	3.38	A2/A+	41-41	9/15/22	ISWP	+63	2.478	2.46	99.98288
D	$13.26	$12.59	3.38	Baa2/BBB+	41-41	11/15/23	ISWP	+110	2.948	2.93	99.99989

BILL & DELIVER:	BofAML
BBG TICKER:	ALLYA 17-2
REGISTRATION:	SEC REGISTERED
EXPECTED RATINGS:	Moody’s/Fitch
EXPECTED SETTLE:	3/29/17
FIRST PAY DATE:	4/17/17
ERISA ELIGIBLE:	YES
PXG SPEED:	1.30% ABS
DENOMS:	$1k x $1k

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.